Exhibit 21.1

List of Subsidiaries

Name of Subsidiary	Jurisdiction of Organization

GPShopper, LLC	Delaware

CareCredit LLC	California

Retail Finance Credit Services, LLC	Delaware

Retail Finance International Holdings, Inc.	Delaware

Retail Finance Servicing, LLC	Delaware

RFS Holding, Inc.	Delaware

RFS Holding, L.L.C.	Delaware

SRT Holding, LLC	Delaware

Synchrony Bank	United States

Synchrony Financial Canada	Ontario

Synchrony Financial Canada Company	Nova Scotia

Synchrony Global Services Philippines, Inc.	Philippines

Synchrony Holding Company	Nova Scotia

Synchrony International Resource Management, LLC	Delaware

Synchrony International Services Private Limited	India

Synchrony Lending, Inc.	Delaware

Synchrony Sales Finance Holding, LLC	Delaware

Synchrony Card Funding, LLC	Delaware

Synchrony Financial Services Puerto Rico, LLC	Delaware

Securitization Trusts

Without taking a position as to whether they are “subsidiaries” within the meaning of Rule 405, the following securitization entities are consolidated within the Company’s financial statements:

Name of Trust	Jurisdiction of Organization

Synchrony Credit Card Master Note Trust	Delaware

Synchrony Sales Finance Master Trust	Delaware

Synchrony Card Issuance Trust	Delaware